Exhibit 99.2

23301 Wilmington Avenue Carson, CA 90745-6209 310.513.7200 www.ducommun.com

NEWS RELEASE

Ducommun Announces Chief Financial Officer Succession

LOS ANGELES, October 5, 2015 – Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced a planned succession of the Company’s financial leadership. Joseph P. Bellino, 65, vice president, chief financial officer and treasurer, has decided to retire effective December 31, 2015. As part of its long-range succession plan, the Company announced that Douglas L. Groves, 53, currently vice president, controller and chief accounting officer, will succeed Mr. Bellino on January 1, 2016.

“Joe has been an integral, dedicated member of our executive team over the past seven years – actively supporting two successful acquisitions, leading three debt refinancing projects, and enhancing our investor relations activities,” said Anthony J. Reardon, chairman and chief executive officer. “In addition, Joe’s commitment to organizational development in the financial and IT areas, and his leadership in the financial succession plan, leave the Company well positioned for future success. We wish Joe the very best.

“We expect the upcoming transition to be a seamless one, as Doug has taken on greater financial responsibilities this year as well as been involved with our investor relations initiatives. We are pleased to have a person of Doug’s acumen and intellect on board, and his breadth and depth of experience will enhance our performance improvement plans and ensure a continued focus on a strong balance sheet going forward.”

Mr. Groves joined Ducommun in January 2013 as vice president of accounting and moved into the vice president, controller and chief accounting officer role later that year. He has more than 25 years of management experience in finance, accounting, audit, and information technology across several industrial companies, most recently at Beckman Coulter, Inc., where he served as corporate vice president and chief information officer. Mr. Groves has an MBA from the University of Southern California and a bachelor’s degree from California State University at Long Beach.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President and Chief Financial Officer, 310.513.7211

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

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